Exhibit 4.3

WEBSTER FINANCIAL CORPORATION,

as Issuer,

WEBSTER VIRGINIA CORPORATION,

as Successor,

and

THE BANK OF NEW YORK MELLON,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 20, 2026 to

SENIOR DEBT INDENTURE

Dated as of March 25, 2019

SECOND SUPPLEMENTAL INDENTURE, dated as of August 20, 2026 (this “Second Supplemental Indenture”), by and among Webster Financial Corporation, a Delaware corporation (the “Company”), as issuer, Webster Virginia Corporation, a Virginia corporation (“Webster Virginia”), as successor to the Company (the “Successor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has previously executed and delivered to the Trustee a Senior Debt Indenture, dated as of March 25, 2019 (the “Base Indenture”), as supplemented and amended by the Supplemental Indenture, dated as of March 25, 2019 (together, the “Existing Indenture”), providing for the issuance of the Company’s 4.100% Senior Notes due 2029 (the “Notes”), which as of the date hereof constitute the only series of Securities issued and Outstanding under the Base Indenture;

WHEREAS, on February 3, 2026, Banco Santander, S.A. (“Santander”), the Company and Webster Virginia entered into a transaction agreement (the “Transaction Agreement”) that, among other things, provides for the merger of the Company with and into Webster Virginia, with Webster Virginia continuing as the surviving corporation in such transaction, and, immediately afterwards, the acquisition by Santander of all outstanding shares of Webster Virginia common stock (collectively, the “HoldCo Transactions”);

WHEREAS, as contemplated in Section 3.07 of the Transaction Agreement, immediately following completion of the HoldCo Transactions, Santander will contribute all outstanding shares of Webster Virginia common stock to Santander Holdings USA, Inc. (“SHUSA”) and, immediately afterwards, Webster Virginia will merge with and into SHUSA with SHUSA continuing as the surviving corporation in such merger transaction, subject to the terms and conditions of a merger agreement between Webster Virginia and SHUSA;

WHEREAS, on the date hereof, the Company shall merge with and into Webster Virginia with Webster Virginia as the surviving corporation (the “Merger”), and this Second Supplemental Indenture shall be deemed to be executed as of the effective time of such Merger;

WHEREAS, Section 801(1) of the Base Indenture provides that, as a result of the Merger, with respect to each series of Outstanding Securities, Webster Virginia must expressly assume by supplemental indenture the due and punctual payment of the principal of, any premium and interest on all such Outstanding Securities and the due and punctual performance and observance of every obligation in the Existing Indenture and the Outstanding Securities on the part of the Company to be performed or observed;

WHEREAS, Section 901(1) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company contained in the Base Indenture and in the Outstanding Securities;

WHEREAS, the Company and Webster Virginia have requested and hereby request that the Trustee join with the Company and Webster Virginia in the execution of this Second Supplemental Indenture;

WHEREAS, the execution and delivery of this Second Supplemental Indenture have been duly authorized by the Company and Webster Virginia and all conditions and requirements necessary to make this instrument a valid and binding agreement of the Company and Webster Virginia in accordance with its terms have been duly performed and complied with;

WHEREAS, concurrently with the execution hereof, pursuant to, and in compliance and accordance with Section 903 of the Base Indenture, the Company has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel; and

WHEREAS, pursuant to Section 903 of the Base Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Webster Virginia and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

AMENDMENT OF INDENTURE

Section 1.1    Assumption of Obligations.  Pursuant to, and in compliance and accordance with, Section 801 of the Base Indenture, effective upon completion of the Merger, Webster Virginia shall be the legal successor-in-interest to the Company with respect to and hereby expressly assumes all of the rights and obligations of the Company with respect to all of the Notes and under the Existing Indenture and the Notes.  Pursuant to, and in compliance and accordance with, Section 802 of the Base Indenture, Webster Virginia succeeds to and is substituted for, and may exercise every right and power of, the Company under the Existing Indenture, with the same effect as if Webster Virginia had originally been named in the Existing Indenture as the Company therein.

ARTICLE 2

MISCELLANEOUS

Section 2.1    Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Existing Indenture.

Section 2.2    Effect of Supplemental Indenture.  This Second Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Existing Indenture.  Upon the execution of this Second Supplemental Indenture, the Existing Indenture is thereby modified in accordance therewith, and this Second Supplemental Indenture shall form a part of the Existing Indenture for all purposes.  Every Holder of Notes heretofore or hereafter authenticated and delivered under the Existing Indenture shall be bound hereby.

Section 2.3    Confirmation.  The Existing Indenture as supplemented and amended by this Second Supplemental Indenture is in all respects ratified and confirmed.

Section 2.4    Trust Indenture Act Controls.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Second Supplemental Indenture or the Existing Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Second Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.

Section 2.5    GOVERNING LAW.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE.

Section 2.6    Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Second Supplemental Indenture and of signature pages by electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 2.7    Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.8    Successors and Assigns.  All covenants and agreements in this Second Supplemental Indenture by the Company and Webster Virginia shall bind their successors and assigns, whether so expressed or not.

Section 2.9    Separability Clause.  In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.10    Effectiveness; Operativeness.  This Second Supplemental Indenture shall become effective and binding on the Company, Webster Virginia, the Trustee and every Holder of the Outstanding Securities heretofore or hereafter authenticated and delivered under the Existing Indenture, upon (1) the execution and delivery by the parties to this Second Supplemental Indenture and (2) the effectiveness of the Merger.

Section 2.11    Certain Duties and Responsibilities of the Trustee.  In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Existing Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.  The Trustee, for itself and its successor or successors, accepts the terms of the Existing Indenture as supplemented and amended by this Second Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Existing Indenture.  The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Second Supplemental Indenture.  The recitals and statements in this Second Supplemental Indenture are made by the Company and Webster Virginia only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

Section 2.12    Representations and Warranties.

(a)	Webster Virginia represents and warrants that (i) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the covenants and obligations of the Company under the Base Indenture and the Notes, (ii) it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (iii) it is a corporation organized and existing under the laws of the Commonwealth of Virginia, and (iv) this Second Supplemental Indenture is executed and delivered pursuant to Section 901(1) and Article Eight of the Base Indenture and does not require the consent of the Holders of the Outstanding Securities.

(b)	The Company represents and warrants that (i) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture; (ii) this Second Supplemental Indenture is executed and delivered pursuant to Section 901(1) and Article Eight of the Base Indenture and does not require consent of the Holders of the Outstanding Securities; and (iii) as of the date of the execution of this Second Supplemental Indenture and after giving effect to the Merger no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

WEBSTER FINANCIAL CORPORATION

By:	/s/ Neal Holland
Name: Neal Holland
Title: Senior Executive Vice President and Chief Financial Officer

SUCCESSOR:

WEBSTER VIRGINIA CORPORATION

By:	/s/ Kristy Berner
Name: Kristy Berner
Title: Chief Legal Officer, General Counsel and Secretary

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Peggy Guel
Name: Peggy Guel
Title: As Agent